EXHIBIT 23.2


                           ACCOUNTANT'S ACKNOWLEDGEMENT





     We hereby acknowledge the incorporation by reference in the 14C Information Statement filed on July 22, 2005 of Taylor Madison Corp. (File No. 001-15034) of our report dated April 25, 2005, relating to the unaudited financial statements of Telzuit Technologies, LLC for the quarter ended March 31, 2005.

/s/ Beemer, Pricher, Kuehnhackl and Heidbrink, P.A.

Winter Park, Florida
July 21, 2005

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